EXHIBIT 10.1

SECOND AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Second Amendment”), effective as of March 25th, 2019 (the “Effective Date”) is entered into by and between T-Mobile US, Inc. (the “Company”), and J. Braxton Carter (“Executive”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Employment Agreement (as defined below).
RECITALS
WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement, dated as of December 20, 2017 (as amended, the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment as Executive Vice President and Chief Financial Officer of the Company;
WHEREAS, the Company and Executive mutually desire to amend the Employment Agreement as set forth herein.
NOW, THEREFORE, in consideration of Executive’s continued service with the Company, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, effective as of the Effective Date, the Company and Executive hereby agree as follows:
AMENDMENT

1.	The Employment Agreement is hereby amended to provide that “Expiration Date” means the first to occur of the following dates:

(i)	December 31, 2019;

(ii)
if the Closing occurs prior to December 31, 2019, the twentieth (20th) day following the first quarterly or annual financial filing made by the combined entity resulting from the Closing after the closing of the transactions contemplated by the BCA (the “Closing”); or

(iii)
if, prior to December 31, 2019, the Company publicly announces that the Closing will not occur for any reason, the twentieth (20th) day following the first quarterly or annual financial filing made by the Company after such public announcement.

2.	The Employment Agreement is hereby amended to add the following as the third sentence of the paragraph entitled “Salary”:
“Effective as of December 16, 2018, your Base Salary increased to $950,000 per year.”

3.	The Employment Agreement is hereby amended to add the following paragraph (which shall be inserted immediately after the paragraph entitled “Long-Term Incentives”):
“True-Up Awards: Within thirty (30) days following the execution of this Second Amendment, the Company shall grant to Executive, under the Plan, (i) a one-time award of performance-based restricted stock units with respect to a number of shares of Company common stock equal to the quotient of $156,250 divided by the average closing price of the Company’s common stock for the 30 calendar-day period ending five business days prior to February 15, 2019, rounded up to the nearest whole restricted stock unit (the “True-Up PRSUs”), and (ii) a one-time award of time-based restricted stock units with respect to a number of shares of Company common stock equal to the quotient of $156,250 divided by the average closing price of the Company’s common stock for the 30 calendar-day period ending five business days prior to February 15, 2019, rounded up to the nearest whole restricted stock unit (the “True-Up RSUs”). The True-Up PRSUs shall be subject to the same vesting schedule and other terms and conditions (including, without limitation, performance goals) applicable to the award of performance-based restricted stock units granted to Executive on February 15, 2019, and the True-Up RSUs shall be subject to the same vesting schedule and other terms and conditions applicable to the award of time-based restricted stock units granted to Executive on February 15, 2019.”

4.	The Employment Agreement is hereby amended to add the following paragraph (which shall be inserted immediately after the paragraph entitled “Special Awards”):
“Special PRSU Award”
“Within thirty (30) days following the execution of this Second Amendment, the Company shall grant to Executive, under the Plan, a one-time award of performance-based restricted stock units with respect to a number of shares of Company common stock equal to the quotient of $3,500,000 divided by the volume weighted average price of the Company’s common stock over the 90 calendar-day period ending with (and including) April 27, 2018, rounded up to the nearest whole restricted stock unit (the “Special PRSUs”). The Special PRSUs shall be subject to substantially the same terms and conditions applicable to the award of performance-based restricted stock units granted to Executive on February 15, 2018, except that: (i) fifty percent (50%) of the Special PRSUs shall be eligible to vest upon earlier of (x) the Closing and (y) the third anniversary of April 29, 2018 and (ii) the remaining fifty percent (50%) of the Special PRSUs shall be eligible to vest on the third anniversary of April 29, 2018. Vesting of the Special PRSUs will be based on the Company’s total shareholder return relative to the Company’s peer group during the applicable performance period, subject to your continued employment through the applicable vesting date, except that if Executive’s employment with the Company terminates due to the occurrence of the Expiration Date prior to the full vesting of the Special PRSUs, then, subject to Executive’s timely execution and non-revocation of a release of claims in accordance with the Agreement, the Special PRSUs shall become earned and vested on the date on which such release of claims becomes effective and irrevocable based on the level of actual performance determined as if the performance period had ended as of the last trading day immediately prior to Executive’s termination date (with such vested and earned Special PRSUs paid no more than sixty (60) days following the applicable vesting date, unless subject to any deferral of earned and vested awards elected by Executive in accordance with the terms of the award agreement (in which case such deferral shall dictate payment timing)). In addition, for purposes of determining the level of attainment of the total shareholder return performance goals applicable to the Special PRSUs, the Company’s and each peer company’s share price shall equal (x) as of the beginning of the performance period, the volume weighted average price of the Company’s (or such peer company’s) common stock over the ninety (90) calendar-day period ending with (and including) April 27, 2018 (or $61.87 for the Company), (y) as of the Closing, the average closing price of the Company’s (or such peer company’s) common stock over the thirty (30) calendar days immediately following the Closing, and (z) as of the third anniversary of April 29, 2018, the average closing price of the Company’s (or such peer company’s) common stock over the thirty (30) calendar-day period ending on such date.”

5.
The Employment Agreement is hereby amended to add the following as subsection (f)(i) of the paragraph entitled “Severance” (which, for clarity, shall be inserted immediately after subsection (f) and prior to subsection (g) of such paragraph):

“(f)(i) Notwithstanding anything to the contrary in the foregoing clauses (e) and (f), if your employment terminates due to the expiration of the term of the Agreement on December 31, 2019 (and neither the Closing has occurred nor the Company has publicly announced that the Closing will not occur for any reason, in either case, prior to December 31, 2019), then:
(x) Each then-outstanding Time-Based Award shall vest in full (to the extent then-unvested) on the date on which the release of claims (discussed below) becomes effective and irrevocable (and shall remain outstanding and eligible to vest on such release effective date); and
(y) Each then-outstanding Performance Award (or portion thereof) shall become earned and vested on date on which the release of claims (discussed below) becomes effective and irrevocable (and shall remain outstanding and eligible to vest on such release effective date) based on the actual level of actual performance determined as if the performance period in effect as of the Termination Date had ended as of the last trading day immediately following the Termination Date, with such vested and earned Performance Award payable no more than sixty (60) days following the applicable vesting date (unless subject to any deferral of earned and vested awards elected by you in accordance with the terms of the applicable Performance Award agreement(s), in which case such deferral shall dictate payment timing).”

6.	This Second Amendment shall be and hereby is incorporated into and forms a part of the Employment Agreement.

7.	Except as expressly provided herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.
(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Company and Executive have executed this Second Amendment as of the date first above written.

COMPANY
T-Mobile US, Inc.

/s/ Elizabeth McAuliffe
Name: Elizabeth McAuliffe
Title: EVP, Human Resources

EXECUTIVE

/s/ J. Braxton Carter
J. Braxton Carter

(Signature Page to Second Amendment to Employment Agreement)